Exhibit 10.6

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (hereinafter “Agreement”) is entered into by and between LIVE OAK BANKING COMPANY (hereinafter referred to as the “Bank”) and LIVE OAK BANCSHARES, INC., the parent holding company of the Bank (hereinafter referred to as the “Holding Company”).

WHEREAS, the Bank is a state-chartered commercial bank and a wholly-owned subsidiary of the Holding Company; and

WHEREAS, the Bank and the Holding Company desire to enter into the Agreement in order to set forth the terms and conditions of the tax allocation policy of the Holding Company.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. To the extent that North Carolina or other state income tax payments are required, the Bank will be responsible for monthly expense provisions and quarterly estimated payments of such income taxes. The Holding Company’s tax accountants will prepare the appropriate income tax returns for the Bank on an annual basis. The Holding Company will be responsible for timely filing of the appropriate income tax returns, proper remittances, and appropriate entries on the books of the Bank.

2. To the extent that federal income tax payments are required, the Bank will be responsible for monthly expense provisions and quarterly estimated payments of such income taxes. The Holding Company will be responsible for computing federal income taxes on a consolidated basis and remitting quarterly estimated federal income tax payments. The Holding Company’s tax accountants will prepare a consolidated federal income tax return on an annual basis. The Holding Company’s tax accountants will prepare an allocation of the Bank’s federal income taxes based upon the federal income tax liability of the Bank. Within 30 days after the filing date of the federal income tax return, which is March 15 of the year following the year for which the tax return is prepared, the Bank will either remit its allocated tax payment to the Holding Company or the Holding Company will remit to the Bank any tax benefit the Bank is due under the allocation. In the event that an amended federal income tax return is filed, the Bank will remit its allocated tax or receive its allocated tax benefit within 30 days after the amended return is filed.

3. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance, or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

4. If any term or provision of this Agreement shall, by final judicial determination, be held to be invalid, illegal, or unenforceable in any respect under applicable law, then such provision shall be ineffective to the extent so held, but the validity, legality, and enforceability of the remaining provisions contained herein shall not in any manner be affected or impaired thereby and this Agreement otherwise shall remain in full force and effect.

5. No amendment to this Agreement shall be binding unless in writing and signed by both parties and approved by the Administrator.

6. This Agreement may be signed in counterparts or in duplicate originals, each of which shall be deemed to be an original, and all of which taken together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

LIVE OAK BANKING COMPANY

BY:	/s/ Neil Underwood
Neil Underwood
President

ATTEST:

/s/ Lynn M. Burney
Lynn Burney, Secretary

[CORPORATE SEAL]

LIVE OAK BANCSHARES, INC.

BY:	/s/ Neil Underwood
Neil Underwood
President

ATTEST:

/s/ Lynn M. Burney
Lynn Burney, Secretary

[CORPORATE SEAL]

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